PACIFIC GATEWAY PROPERTIES, INC.
              101 Spear Street, Suite 215
               San Francisco, CA  94105


                    PROXY STATEMENT

            ANNUAL MEETING OF SHAREHOLDERS

                     May 10, 1994


     This proxy statement is furnished to holders of the Common Stock, par value $1.00 per share, of PACIFIC GATEWAY PROPERTIES, INC. (hereinafter called the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual
Meeting of Shareholders of the Company to be held at the World Trade Club in the World Trade Center which is the clock tower building at the foot of Market
Street on the Embarcadero waterfront area, San
Francisco, California, on Tuesday, May 10, 1994 at
9:00 a.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     If the accompanying form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The persons named in the accompanying form of proxy will vote such proxy for election to the Board of the nominees named below. It is anticipated that this Proxy Statement and the enclosed Proxy will be first mailed to record holders of the Company's Common Stock on or about April 6, 1994.

     As of April 6, 1994, the Company had outstanding
3,878,964 shares of Common Stock, par value $1.00 per share. Each share of Common Stock is entitled to one vote.

     The Board of Directors has fixed the close of business on March 31, 1994, as the record date for the determination of shareholders entitled to receive notice of and vote at the annual meeting of shareholders.

   SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     Any proposal of a shareholder intended to be presented at the Company's 1995 Annual Meeting of Shareholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 7, 1994.

               A. ELECTION OF DIRECTORS

     At the meeting a Board of Directors is to be elected, each director to hold office until the next annual meeting of shareholders or special meeting of shareholders held in place thereof, and until his successor is chosen and qualified. The Board of Directors does not contemplate that any nominee will be unable to serve as a director for any reason, however, if that should occur prior to the meeting, the proxy holders will select another nominee to stand for election in his place and stead.

     The following table sets forth certain
information as of March 1, 1994, concerning beneficial ownership of the Common Stock of the Company by each director and executive officer, individually, and the executive officers and directors of the Company as a group. Also included in the table with respect to each nominee for election as a director is his principal occupation or employment during the past five years and his age.


                                                        Amount and Nature of Beneficial
                                                   Ownership of Common Stock (1)
                                                         Sole
                                                       Voting and      Shared
                            Office and                 Investment    Voting and                 % of
  Name and Age          Principal Occupation              Power      Investment    Aggregate    Class

Nominees:

Robert P. Freeman (49) Chairman of the Company from July       900        ---            900      *
                       1993 to December 1993; Director of
                       the Company since December 1985;
                       President of Lazard Freres Real Estate
                       Fund, L.P.; President and Chief
                       Executive Officer of the Company
                       from February 1991 to July 1992;
                       prior thereto President, The Marathon
                       Group of Companies.


Marshall A. Jacobs     Director of the Company since         200          ---            200     *
(74)                   February 1984/ Of Counsel, law firm
                       of Jacobs Persinger & Parker, prior
                       thereto, Senior partner in the firm.

David E. Post (A)(37)  Director of the Company since May     ---      345,000(2)      345,600    8.9%
                       1993; Hanson Investment Management
                       Company; President, CSI Capital
                       Management; President, Alternative
                       Capital Corporation; President, HS
                       Partners, Inc. (a subsidiary of HS
                       Resources, Inc.)

Roger D. Snell (A)(38) Director of the Company since July  21,000(3)     ---           21,000     *
                       1992; President and Chief Executive
                       Officer of the Company; Partner and
                       Vice President Paragon Group.

Roderick A. Young(A)  Director of the Company since July      1,000       ---           1,000     *
(50)                  1992; President of General Surgical
                      Innovations; President and Chief
                      Executive Officer of Focal Surgery
                      (a subsidiary of Diasonics); Director
                      of Diasonics; President and Chief
                      Financial Officer Diasonics; President
                      and Chief Operating Officer Diasonics;
                      Executive Vice President Diasonics;
                      President of Toshiba America MRI.

Other Executive Officers:
Raymond V. Marino(35) Vice President and Controller of       3,000(3)      ---          3,000         *
                      the Company since August 1992; Vice
                      President of Finance and Controller
                      Hunting Gate Investments; Certified
                      Public Accountant and Consultant
                      Temple Development and Construction
                      Companies.

Christopher M. Watson Vice President of Marketing of the     3,000(3)      ---          3,000         *
(35)                  Company since September 1992; Vice
                      President Coldwell Banker
                      Commercial Real Estate Services, Inc.



William E. Whitlow(39) Vice President of Property            3,000(3)      ---          3,000         *
                       Management of the Company since
                       October 1992; Second Vice President,
                       Director of Management for Aetna
                       Realty Investors/Aetna Property
                       Services.

All directors and executive                                 32,100       345,600      377,700         9.7%
officers as a group
(8 persons)

* Less than one percent



(1) Beneficial ownership is the direct or indirect ownership of Common Stock of the Company including the right to control the vote or investment of or acquire such Common Stock within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The shares owned by each person or by the group, and the shares included in the total number of shares outstanding have been adjusted in accordance with said Rule 13d-3. The aggregate percentage owned has been determined by dividing the aggregate total of shares owned by each person, or by the group, by the number of shares of Common Stock of the Company outstanding on March
     1, 1994.

(2)  Based on information contained in Amendment No.
     1 to Schedule 13D of David E. Post, dated
     December 15, 1990. Includes 102,900 shares held by MiJen L.P. 1 of which David Post is the General Partner. The remaining 215,950 shares are held by three trusts and two Individual
     Retirement Accounts for which David E. Post acts as investment adviser.

(3)  Represents 21,000, 3,000, 3,000 and 3,000 shares
     of exercisable stock options granted under the 1984 Incentive Stock Option Plan as of December
     31, 1993 for Roger D. Snell, Raymond V. Marino,
     Christopher M. Watson and William E. Whitlow, respectively.

     (A)
     Member of the Audit Committee.

     Directors who are not officers of the Company may receive an annual fee of $7,500, and supplemental fees of $750 for each meeting of the Board or a committee thereof attended, and $375 for each telephone meeting, plus out-of-pocket expenses incurred in connection with services rendered to the Company and travel and lodging for each board meeting.


     The Board of Directors of the Company held five meetings of the Board in 1993. Since the size of the Board of Directors was reduced to five members in 1993, it was decided that only an Audit Committee consisting of three members was necessary. The Audit
Committee's duties are to oversee the audit function of the Company's independent certified public accountants, to periodically review significant financial information relating to the Company and to act as a communication link between the Board of Directors and such certified public accountants. The
Audit Committee met two times in 1993. The members of the Audit Committee are identified in the above table.
Compensation issues were voted upon by the full Board of Directors.

     During 1993, all of the directors of the Company attended every meeting of the Board of Directors and its committees of which they are members, except
Roderick A. Young who was absent from one Board of Directors meeting.

     Except as set forth below, none of the nominees is a director of any company which is subject to the reporting requirements of the Securities Exchange Act of 1934 or which is a registered investment company under the Investment Company Act of 1940.

    Name of Nominee Director of

    Robert P. Freeman   Providence Energy
Corporation

    Marshall A. Jacobs  Perini Corporation

    Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election.


           CERTAIN OTHER BENEFICIAL HOLDERS

    The following table sets forth certain
information concerning beneficial ownership, as of March 1, 1994, of the Common Stock of the Company by certain other holders of in excess of 5% of the Common
Stock of the Company.

    According to the information available to the Board of Directors no person owns of record, or beneficially, more than 5% of the outstanding Common
Stock of the Company except as set forth below and in the table under the caption "ELECTION OF DIRECTORS".


                                                       Amount and Nature of Beneficial
                                                       Ownership of Common Stock
                                               Sole         Shared
                                             Voting and    Voting and
                                             Investment    Investment                  % of
      Name                     Address          Power         Power      Aggregate     Class(1)

Citicorp Real Estate, Inc. One Sansome Street 1,000,000(2)                1,000,000     20.5%
a subsidiary of Citibank   Suite 2830
                           San Francisco, CA 94104

H.Todd Cobey, Jr.          10 Liberty Square    284,500(3)                  284,500      7.3%
                           Boston, MA 02109

Perry Goldberg             Specks & Goldbert    136,000(4)  70,000(4)       206,000      5.3%
                           10 S. Wacker Drive
                           Suite 3600
                           Chicago, IL 60606

Robert Stephenson &       555 California Street            211,600(5)       211,600      5.5%
Company, Inc.             San Francisco, CA 94104
The Robertson Stephens
Orphan Fund
The Robertson Stephens
Contrarian Fund




(1) Calculated in accordance with Rule 13d-3. See footnote (1) on Page 3 hereof.

(2)  Based on information contained in Schedule 13D
     for Citicorp Real Estate, Inc. (CREI), dated
     December 30, 1993.  The issuer issued to CREI
     warrants to acquire an aggregate of 2,000,000
     shares of the Common Stock.  Warrants with
     respect to 1,000,000 shares are presently
     exercisable and, if such warrants were
     exercised, CREI would become owner of
     approximately 20.5% of the outstanding shares of
     Common Sock of the Company.  CREI has no present
     power to vote or direct the voting of any shares
     since no warrants have been exercised.   If the
     warrants were exercised by CREI, CREI would have the sole power to vote or direct the voting of such shares. The transaction was effected in connection with the restructuring of loans made by CREI to the Company and was closed in San
     Francisco, California.

(3) Based on information contained in Schedule 13D for H. Todd Cobey, Jr., dated December 9, 1993.
     Mr. Cobey is the indirect beneficial owner of 284,500 shares of the Common Stock of the Company. Cobey, Jacobson & Gordon, Inc. (CJG,
     Inc.) as investment advisor to certain private investors, has sole dispositive power with respect to 104,000 shares of the 284,500, but has no voting power with respect to such shares.
     Mr. Cobey has sole dispositive and voting power with respect to such shares. Mr. Cobey has sole dispositive and voting power with resect to 4,000 shares of the 284,000 owned by him personally. Mr. Cobey is also a partner in CJG
     Associates which is the sole General Partner of the Ellis Fund Limited Partnership, a
     Massachusetts limited partnership.  CJG
     Associates has sole dispositive and voting power with respect to all of the shares (176,000) owned by the Limited Partnership.

(4) Based on information contained in Schedule 13D of Perry Goldberg, dated October 22, 1993. Mr.
     Goldberg beneficially owns 206,000 shares of the Common Stock. Mr. Goldberg has sole voting and sole dispositive power with respect to 136,000 shares and shared voting power and shared dispositive power with respect to 70,000 shares, 68,800 shares of which are owned of record by the Profit Sharing Plan, for which Mr. Goldberg is a trustee, and 1,200 shares of which are owned of record by his wife, Margaret Goldberg.
     In addition, Mr. Goldberg disclaims beneficial ownership of 9,400 shares owned by his adult daughters, but as to which Mr. Goldberg may be deemed to be the beneficial owner, and to have voting and/or dispositive powers.

(5) Based on information contained in Schedule 13D of Paul H. Stephens: The Robertson Stephens
     Orphan Fund, dated July 15, 1993, Bayview
     Investors, Ltd., Robertson, Stephens & Company,
     L.P., Robertson, Stephens & Company Incorporated and Paul Stephens are not the registered owners of the Company's Shares. However, as general partners of The Orphan Fund, Bayview Investors,
     Ltd. and Robertson, Stephens & Company, L.P. may be deemed to have shared voting and dispositive power over 166,100 shares of Common Stock held by The Orphan Fund.

     Under the terms of the Investment Advisory
     Agreement between the Contrarian Fund and Robertson Stephens Investment Management, L.P.
     ("RSIM, L.P."), RSIM, L.P. as investment manager, possesses the power to manage the investment activities of the Contrarian Fund including the power to vote and direct the disposition of the securities. Paul Stephens is the investment manager of the Contrarian Fund and as such may be deemed to have shared voting and dispositive power over 45,500 shares of Common Stock held by the Contrarian Fund.

                EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth individual compensation information for each of the Company's last three fiscal years on the Chief
Executive Officer ("CEO") and other most highly paid executive officers who were serving as such at the end of the Company's fiscal year ended December 31, 1993 and whose total annual salary and bonus for such fiscal year exceeded $95,000.

                          SUMMARY COMPENSATION TABLE


                                                           Long Term
                                                           Compensation
                                                           Awards
                                     Annual Compensation   Stock       All Other
Name and Principal Position Year     Salary     Bonus      Options     Compensation

Roger D. Snell              1993   $170,000  $147,500      ---         ---
President and CEO (1)       1992   $ 74,375  $ 39,736      100,000     ---
                            1991        ---       ---      ---         ---

Raymond V. Marino (2)       1993   $ 80,000  $ 15,000      ---         ---
Vice President & Controller 1992   $ 30,000  $  1,601       15,000     ---
                            1991        ---       ---      ---         ---

Christopher M. Watson (3)   1993   $ 60,000  $ 30,000      ---         $45,714
Vice President of Marketing 1992   $ 16,250  $  4,399       15,000     ---
                            1991        ---      ---       ---          ---

William E. Whitlow (4)      1993   $ 95,000  $ 30,000      ---        $ 3,000
Vice President of Property  1992   $ 20,628       ---   15,000        $   625
Management                  1991        ---       ---      ---         ---

(1) Mr. Snell joined the Company as President and CEO in July 1992. Mr. Snell's employment arrangements effective January 1, 1994, include a base salary of $250,000 and annual incentive bonus and stock options. The exact amount of Mr. Snell's bonus up to a maximum of $90,000 will be determined in June and December 1994.

(2) Mr. Marino joined the Company as Vice President and Controller in August 1992.

(3) Mr. Watson joined the Company as Vice President of Marketing in September 1992. In 1993, his other compensation consisted of lease commissions of $42,714 and an auto allowance of $3,000.

(4) Mr. Whitlow joined the Company as Vice President of Property Management in October 1992. In 1993 and 1992, his other compensation consisted of an auto allowance.

 None of the other officers listed in the compensation table were eligible for a Simplified
 Employee Pension Plan (SEP) contribution in 1993.

Option Tables

 There were no options granted to the CEO or other executive officers named in the Summary Compensation
Table during the last fiscal year ended December 31, 1993.

 The following table sets forth option exercise activity in the last fiscal year and the fiscal year-end option values with respect to the CEO and each of the executive officers named in the Summary
Compensation Table.

Aggregated Option Exercises in the Fiscal Year Ended
           December 31, 1993 and Fiscal Year End Option Values

                                                                     Values of
                                                      Number of      Unexercised In-
                                                      Unexercised    the-Money
                                                      Options at     Options at
                                                      12/31/93(#)    12/31/93 $ (1)

                     Shares Acquired       Value      Exercisable/   Exercisable/
Name                 On Exercise(#)       Realized($) Unexercisable  Unexercisable

Roger D. Snell       ---                  ---         20,000/80,000  $2,500/$10,000
Raymond V. Marino    ---                  ---          3,000/12,000  $1,875/$ 7,500
Christopher M. Watson---                  ---          3,000/12,000  $2,346/$ 9,384
William E. Whitlow   ---                  ---          3,000/12,000  $3,561/$14,244


(1) These values are based upon the difference between the exercise prices of all options awarded and the December 31, 1993 closing price for the Company's Common Stock of $3.75 per share.

Compensation Committee Interlocks and Insider
Participation. Mr. Snell, a Director of the Company, is its President and Chief Executive Officer. (Mr.
Freeman, a Director of the Company, was President and Chief Executive Officer of the Company until July
1992).  See Report of the Board of Directors on
Executive Compensation for information on participation in deliberations concerning Executive
Officer Compensation.

   Mr. Jacobs is Of Counsel to the law firm of Jacobs Persinger & Parker. Such law firm performed services for the Company during fiscal 1993, and the Company proposes to retain such firm in fiscal 1994.

Report of the Board of Directors on Executive
                    Compensation

   Because of the small size of the Board of Directors of the Company, there is no compensation committee. The Board of Directors reviews and determines all executive compensation matters including the awarding of bonuses, the granting of stock options and the administration of the Company's stock option plans. Mr. Snell, who is President, Chief Executive Officer and a Director of the Company, does not participate in executive compensation determinations with respect to himself, but does participate with respect to the three other executive officers and makes recommendations as to the salaries, bonuses and granting of stock options to such three executive officers.

Executive Compensation Policies

   In mid-1992 at the time the Company moved its headquarters from Framingham, Massachusetts, to San
Francisco, California, the Board of Directors assembled a new management team including a new Chief
Executive Officer and three other new executive officers. In connection with hiring the Chief
Executive Officer and the three other new executive officers, the Board of Directors determined to pay base salaries and annual incentive bonuses at levels required to attract and retain executives who could manage the operations of the Company in its then difficult economic circumstances. The fixing of the base salaries and potential bonus awards and the granting of options was negotiated by the former Chief
Executive Officer subject to the approval of the Board of Directors.

   For compensation under the annual bonus plan, executives are evaluated on the basis of performance against individual work plan objectives. The work plan objectives include as to each of the three executive officers other than the Chief Executive
Officer specific improvements in department function of the respective departments, finance, property management and leasing, which such executive heads.
The executive officer responsible for leasing is also eligible for a commission on new or re-leased space of properties of the Company (with which he is involved).
In December 1993, the Board determined, based upon its subjective evaluation of each of such three executive officers achievement of his work plan objectives and the operations of his department, to award $10,000, $18,000 and $30,000 bonuses, respectively, to Messrs.
Marino, Watson, and Whitlow for 1993, so that their total bonuses for 1993 were $15,000, $30,000 and $30,000, respectively. Based upon the same evaluation, the Board also determined to increase
Messrs. Marino and Watson's annual salaries to $90,000 and $70,000, respectively, effective October 1, 1993, and Mr. Whitlow's salary to $105,000 effective January
1, 1994.

   In 1992, in connection with assembling the new management team, the Board of Directors had determined to provide long term incentive compensation to the new
Chief Executive Officer and the three other new executive officers by granting options under the Company's incentive stock option plan. No additional options were granted to any of them in 1993. The number of options granted to an executive officer is based upon the Board's subjective judgment as to the relative contribution to the long term success of the Company which such officer may make.

Chief Executive Officer Compensation

   Mr. Snell's employment arrangements, including his compensation for 1993, were negotiated in June
1992, and as described above, included base salary, annual incentive bonus and stock options. In June
1992, Mr. Snell's bonus potential for the year ended
June 30, 1993 was set at $170,000 of which a minimum of $80,000 of annual bonus was guaranteed. Mr.
Snell's work plan objectives included financing and development objectives, operating performance improvement at specific properties, and overall management responsibilities. In December 1993, based upon the Board's subjective evaluation of Mr. Snell's performance in achieving his work plan objectives, including specifically the refinancing of one of the Company's major properties and of its debt facility with the Company's primary lender, the Board determined to pay Mr. Snell $22,500 additional bonus for 1993. Mr. Snell's bonus for the period from June
1992 to December 1993 totalled $102,500 of a possible
$170,000.  No other determination as to the Chief
Executive Officer's 1993 compensation was made.
However, at the December 1993 meeting, the board also determined, based upon the same subjective judgement that went into the determination of the bonus payment, that effective January 1, 1994, Mr. Snell's annual base salary would be $250,000 and his bonus potential for 1994 would be $90,000.

The Board of Directors:


Robert P. Freeman

Marshall A. Jacobs

David E. Post

Roger D. Snell

Roderick A. Young

        PACIFIC GATEWAY PROPERTIES, INC. (PGP)
                   PERFORMANCE GRAPH

   Comparison of Five Year Cumulative Total Return*
Among PGP, Dow Jones Equity Market Index and Dow Jones
Real Estate Inv. Index**





                                 1988  1989  1990  1991  1992  1993
Pacific Gateway Properties       $100  $ 95  $ 43  $ 32  $ 17  $ 24
Dow Jones Equity Market Index    $100  $131  $126  $167  $181  $199
Dow Jones R.E.Invest. Index      $100  $153  $102  $114  $103  $120

















Assumes $100 invested on 12/31/88 in Pacific Gateway
Properties Common Stock. Dow Jones Equity Mkt. Index and Dow Jones Real Estate Inv. Index
* Total return assumes reinvestment of dividends.
** Fiscal year ending December 31.


The above graph compares the performance of PGP with that of the Dow Jones Equity Market Index and the Dow
Jones Real Estate Investment Index. The real estate companies in the Dow Jones Real Estate Investment
Index are:  Catellus Development, Federal Realty
Investment Trust, Host Marriott Corporation,
Meditrust, Newhall Land, New Plan Realty Trust,
Rockefeller Center Properties, the Rouse Company and
Weingarten.

                CERTAIN TRANSACTIONS


Organization

     The Company was incorporated under the laws of the State of New York on January 12, 1984 and began its operations in April 1984 upon the transfer to it of certain assets formerly owned by Perini Corporation and the distribution of shares of the Company's Common
Stock to the shareholders of Perini Corporation.

     One of the Company's director nominees is also a director of Perini Corporation. The two companies had the same controlling shareholder group during part of 1993. During 1985, the Board of Directors of the
Company established a Special Review Committee, consisting of independent directors who are not affiliated with Perini Corporation's board of directors to review on behalf of, and make recommendations to the Board with respect to agreements involving the Company and Perini
Corporation. The Special Review Committee was not required or used in 1993.

Joint Ventures

     The Company and a subsidiary of Perini
Corporation, are partners in a common real estate venture. The following table identifies the name of the joint venture, approximate percentage interest of each company at December 31, 1993, and the designated managing partner.


                                               Approximate
                                          Partnership Interest
                                      Pacific     Subsidiary
                                      Gateway     of
                                      Properties, Perini
                                      Inc.        Corporation

    Rincon Center Associates           23%        46%*

*   Managing Partner.


    A subsidiary of the Company manages the
operations of Rincon Center Associates (RCA) for a fee.

    The Company acquired 20% of its interest in RCA from a subsidiary of Perini Corporation for a payment of $1 million plus the posting of a $6,250,000 secured letter-of-credit in favor of a lender involved in the partnership financing. As a result of a refinancing of RCA in 1993, the letter-of-credit required from the Company was reduced to $4.5 million. The transaction also included an allocation of a portion of that subsidiary's share of partnership tax losses to the Company.

    The improvements of RCA, a mixed-use complex in San Francisco, California, were built by a construction joint venture in which a Perini
Corporation subsidiary had a 40% interest. This contract was completed in 1989.

    In connection with the July 1993 refinancing of Rincon Center Phase One, the Company completed an agreement in June 1993 with a subsidiary of Perini
Corporation, the other general partner in RCA. This agreement provides the Company with the flexibility to borrow funds from the other general partner to limit its future cash obligations to RCA. Under this funding arrangement, all amounts advanced, related fees and accrued interest are non-recourse to the Company. The Company shall pay a related fee to the extent of amounts advanced multiplied by the percentage applicable to the year in which such funds are advanced:



         Calendar            Applicable
          Year               Percentage
          1993                   6.0%
          1994                   6.0%
          1995                  10.0%
          1996                  17.5%
         1997 and thereafter    25.0%

    Interest accrues on the unpaid portion of both the principal amount advanced and related fees at the Bank of America prime rate plus 2%. Amounts advance under this funding arrangement, plus related fees and accrued interest, are required to be repaid from future cash distributed by RCA to the Company.

    This agreement does not reduce the level of the Company's general and limited partnership interests in RCA. As of December 31, 1993, $1,660,000 had been advanced under this agreement. In addition, fees and accrued interest relating to the amount advanced through December 31, 1993, of approximately $161,000 was expensed by the Company. Of the $1,660,000 advanced through December 31, 1993, $1,210,000 was used to reduce debt at Rincon Center in connection with the refinancings of the Rincon Center Phases One and Two, and the balance was used for operating cash requirements in connection with 1993 property taxes due at Rincon Center. RCA is presently appealing its property tax assessment, and the outcome is difficult to predict at this time.

Other

    Among other firms, the Company utilized the services of the law firm of Jacobs Persinger & Parker
(to which Marshall A. Jacobs, a Director of the
Company, is Of Counsel) during the last fiscal year, and it is anticipated that the Company will continue to do so during the current year.

B. PROPOSAL TO APPROVE ADOPTION OF
   1994 INCENTIVE STOCK OPTION PLAN


    In September 1985, the shareholders of the Company approved the Company's 1985 Incentive Stock
Option Plan (the 1985 ISOP) which contained 200,000 shares of common stock available for grants of Options under the 1985 ISOP. All the shares of this plan have been granted.

    The following summary of the Company's 1994
Incentive Stock Option Plan (the 1994 ISOP) is qualified in its entirety by the full text of the 1994
ISOP, a copy of which is attached hereto as Exhibit A.

    On March 7, 1994, the Board of Directors of the
Company adopted the 1994 ISOP subject to approval by the Company's shareholders, which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) to officers and other key employees of the Company presently approximately 50 in number. The 1994 ISOP will be administered by the Board, of Directors or a Committee to be designated by the Board of (the
"Committee") .

    A total of 250,000 shares of Common Stock have been reserved for issuance under the 1994 ISOP. As of March 31, 1994 options to purchase an aggregate of 50,000 shares of Common Stock have been granted under the 1994 ISOP to four employees of the Company. The share price at March 31, 1994, was $____.

    The Committee will determine, subject to the terms of the 1994 ISOP (i) which eligible employee will be granted options, (ii) the number of shares that may be purchased under the option, (iii) the exercise price of the options, (iv) the form of consideration that may be used to pay for the shares issued upon the exercise of an option, (v) when an option will become exercisable and (vi) the periods during which the options may be exercised. In no event will options be granted (i) at prices less than the fair market value of the Common Stock on the date of grant or (ii) for a term of more than ten years.

    The 1994 ISOP provides that, unless the
Committee determines otherwise, options that have not been exercised will expire (i) one year after termination due to disability within the meaning of
Section 22(e)(3) of the Internal Revenue Code as determined by the Committee, (ii) one year after the participant's death, and (iii) coincident with the date of termination if due to any other reasons, except as and to the extent that the Committee may determine otherwise. In the event of termination due to normal retirement, or earlier retirement with Committee consent under a formal plan or policy of the Company while any portion of an option remains exercisable, such option shall expire at the earlier of the expiration of the option's term or three years after such termination; provided, however, that exercise of the option after the periods set forth in the preceding sentence may disqualify such option from treatment as an Incentive Stock Option. In the event of death following termination of employment while any portion of the option remains exercisable, the Committee in its discretion may provide for an extension of the exercise period for up to one year after the participant's death but not beyond the expiration of the option's terms. In no event is an option exercisable after its original term. The 1994
ISOP also provides that certain participants, in lieu of exercise of options will be entitled to a cash payment upon the occurrence of a "change in control" of the Company, including a sale of all or substantially all of the property of the Company.

    Options are not transferable other than by will or under the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by the optionee. The Board of Directors has the right to amend, suspend or terminate the 1994 ISOP at any time, but no such action after the 1994 ISOP becomes effective can effect or impair the rights of any optionee under an option granted prior to such action without the optionee's consent. Certain amendments must be approved by the Company's stockholders.

Federal Income Tax Consequences

    The following is a general summary of the federal income tax consequences under the current tax law of incentive stock options. It does not purport to cover all of the special rules, including special rules relating to optionees subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, and the exercise of an option with previously-acquired shares, or the state or local income or other tax consequences inherent in the ownership and exercise of stock options and the ownership and disposition of the underlying shares.

    An optionee will not recognize taxable income for federal purposes upon the grant of an incentive stock option or upon its exercise. If the optionee disposes of the shares acquired pursuant to the exercise of an incentive stock option more than two years after the date of grant and more than one year after the transfer of the shares to him, the optionee will recognize long-term capital gain or loss upon such disposition. In such instances, the Company will not be entitled to a deduction. However, if the optionee disposes of such shares within the required holding period, a portion of the optionee's gain will be treated as ordinary income. In this instance, the Company will generally be entitled to deduct at that time such amount.

    In addition to the federal income tax
consequences described above, an optionee may be subject to the alternative minimum tax, which is payable to the extent it exceeds the optionee's regular tax. For this purpose, upon the exercise of an incentive stock option, the excess of the fair market value of the shares over the exercise price thereof is an adjustment which increases the optionees's alternative minimum taxable income. In addition, the optionee's basis in such shares is increased by such excess for purposes of computing the gain or loss on the disposition of the shares for alternative minimum tax purposes. If an optionee is required to pay an alternative minimum tax, the amount of such tax which is attributable to deferral-type preferences and adjustments (including the incentive stock option adjustment) is allowed as a credit against the optionee's regular tax liability in subsequent years. To the extent the credit is not used, it is carried forward.

    The following table presents information concerning awards made under the 1985 and 1994 ISOP's by the Board of Directors on March 7, 1994.

                                                           1985 ISOP      Exercise or
                                                           Options        Base Price
         Name and Position                                 Granted #      ($/Sh)

    Roger D. Snell, President and CEO                         20,500      $3.6875
    Raymond V. Marino, Vice President & Controller             2,150      $3.6875
    Christopher M. Watson, Vice President of Marketing         6,175      $3.6875
    William E. Whitlow, Vice President of Property Management  6,175      $3,6875
    All current executive officers as a group                 35,000


                                                           1994 ISOP      Exercise or
                                                           Options        Base Price
         Name and Position                                 Granted #      ($/Sh)

    Roger D. Snell, President and CEO                         29,500      $3.6875
    Raymond V. Marino, Vice President & Controller             2,850      $3.6875
    Christopher M. Watson, Vice President of Marketing         8,825      $3.6875
    William E. Whitlow, Vice President of Property Management  8,825      $3.6875
    All executive officers as a group                         50,000

    No current director, who is not an executive officer, and no nominee orother employees have been granted options under the 1994 ISOP.

    The Board of Directors recommends that the shareholders vote FOR the adoption of the 1994 ISOP.
To be adopted, the 1994 ISOP must be approved by a majority of the votes cast by the holders of shares entitled to vote thereon.

                   C.  OTHER MATTERS

    The Board of Directors knows of no matters which will be presented for consideration at the meeting other than the matters referred to in this statement.
Should any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgement.

                   VOTING PROCEDURES

    A stockholder who abstains from a vote by registering an abstention vote will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on the particular matter.
Similarly, in the event a nominee holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters. Thus, on the vote for the proposal to elect directors and for the proposal to adopt the stock option plan, where the outcome depends on the votes cast, abstentions and non-votes will have no effect.

   RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements of the Company and its subsidiaries included in the 1993 Annual Report on Form 10-K have been examined by Arthur Andersen & Co.
A representative of Arthur Andersen & Co. is expected to attend the Annual Meeting with the opportunity to make a statement if he so desires. It is expected that such representative will be available to respond to appropriate questions from shareholders.

                SOLICITATION OF PROXIES

    The Company will bear the cost of this solicitation of proxies. In addition to solicitation of proxies by mail, the Company may reimburse brokers and other nominees for the expense of forwarding proxy materials to the beneficial owners of stock held in their names.
Directors, officers and employees of the Company may also solicit proxies on behalf of the Board of Directors but will not receive any additional compensation therefor.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.
THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN,
DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE
ENCLOSED ENVELOPE.

                   By order of the Board of
Directors




                   Raymond V. Marino
                   Secretary

San Francisco, California
April 6, 1994

    Upon the written request of any shareholder, the Company will provide a copy of its Annual Report on Form 10-K for 1993, including the financial statements and the schedules thereto, filed with the Securities and Exchange Commission. Any request should be directed to Raymond V. Marino, Vice President and
Controller, Pacific Gateway Properties, Inc. One
Rincon Center, 101 Spear Street, Suite 215, San
Francisco, California 94105, Telephone Number (415)
543-8600, Facsimile Number (415) 777-3765. There will be no charge for such report unless one or more exhibits thereto are requested, in which case the Company's reasonable expenses of furnishing exhibits may be charged.

                                                       EXHIBIT A

           PACIFIC GATEWAY PROPERTIES, INC.
           1994 INCENTIVE STOCK OPTION PLAN


       1.   PURPOSE

     The Plan is intended to enhance the
profitability and value of Pacific Gateway
Properties, Inc. for the benefit of its
stockholders by permitting the Corporation to grant stock ownership to officers and other key employees. These opportunities are intended to provide additional incentive to such personnel by offering them a greater stake in the Corporation's continued success.
Further, the availability and offering of award opportunities under the Plan is intended to enhance the Corporation's ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Corporation will depend. Through incentive stock option grants, the proprietary position and outlook of officers and key employees is furthered, thus tying their personal interests more closely to those of stockholders.


     2.     DEFINITIONS

     For Plan purposes, except where the
context otherwise indicates, the following terms shall have the meanings which follow:

     (a)        "Agreement" shall mean a
written agreement (including any amendment or supplement thereto) between the Corporation and a Participant which specifies the terms and conditions of an Option granted to such Participant.

     (b)        "Award" shall mean an Option
granted to a Participant.

     (c)        "Beneficiary" shall mean the
person or persons, who may be designated by a Participant from time to time in writing to the Committee, and who shall receive, if the Participant dies, any Option exercise rights.

     (d)        "Board" shall mean the Board
of Directors of the Corporation.

     (e)        "Code" shall mean the
Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

     (f)        "Committee" shall mean the
Compensation Committee, or such other
Committee of the Board, which shall be
designated by the Board to administer the Plan. The Committee shall be composed of two or more persons as from time to time are appointed to serve by the Board. Each member of the Committee, while serving as such, shall also be a member of the Board and shall be a disinterested person within the meaning of the Rule 16b-3 of the Securities Exchange
Act of 1934.

     (g)        "Common Stock" shall mean
the Common Stock of the Corporation having a par value of $1.00 per share.

     (h)        "Corporation" shall mean
Pacific Gateway Properties, Inc.

     (i)        "Employee" shall mean any
person who is employed on full-time or part-time basis by the Corporation or any Subsidiary Corporation and who is compensated, at least in part, by the Corporation.

     (j)        "Fair Market Value" shall
mean, with respect to any given day, the mean average of the highest and lowest reported sales prices on the principal national stock exchange on which the Common Stock is traded, or if such exchange was closed on such day or, if it was open but the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded on such exchange, as reported by such responsible reporting service as the
Committee may select.

     (k)        "Incentive Stock Option"
shall mean an Option which intended to meet and comply with the terms and conditions for an "incentive stock option" as set forth in
Section 422 of the Code.

     (l)        "Option" shall mean a right,
including an Incentive Stock Option, to
purchase a stated number of shares of Common
Stock subject to such terms and conditions as are set forth in the Agreement and the Plan.

     (m)        "Participant" shall mean an
Employee, including an Employee who may also be a member of the Board, who is granted an Award under the Plan.

     (n)        "Plan" shall mean the
Pacific Gateway Properties, Inc. Incentive
Stock Option Plan as set forth herein and as amended from time to time.

     (o)        "Subsidiary Corporation"
shall mean any corporation which is a
subsidiary corporation of the Corporation as defined in Section 424(f) of the Code.

     3. ADMINISTRATION

     (a)        The Committee shall
administer the Plan and, accordingly, it shall have full power to grant Awards, construe and interpret the Plan, establish rules and regulations and perform all other acts it believes reasonable and proper, including the authority to delegate responsibilities to others to assist in administering the Plan.

     (b)        The determination of those
eligible to receive Awards, and the amount, type and timing of each Award shall rest in the sole discretion of the Committee, subject to the provisions of the Plan.

     (c)        The Committee may cancel any
Awards awarded under the Plan if a
Participant conducts oneself in a manner which the Committee determines to be inimical to the best interests of the Corporation.
Any decision made, or action taken, by the Committee, arising out of, or in connection with, the interpretation and administration of the Plan shall be final and conclusive.


     4. COMMON STOCK

     The total number of shares of Common
Stock available for grants of Options under the Plan shall be 250,000, subject to adjustment in accordance with Section 7 of the Plan, which shares may be either authorized by unissued or reacquired shares of Common Stock. If an Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Option shall again be available for grants.


     5. ELIGIBILITY FOR PARTICIPATION

     (a)        Consistent with Plan
objectives, eligibility to become a
Participant in the Plan and receive Awards shall be limited to key Employees.

     (b)        No Incentive Stock Option
shall be granted to an Employee ineligible at the time to receive such an Option because of owning more than 10% of the Common Stock in accordance with the provisions of Section
422(b) (6) of the Code, unless the Option meets the requirements of Section 422(c) (5).

     6. OPTIONS - TERMS AND CONDITIONS

     All Options granted under the Plan shall be evidenced by Agreements which shall be subject to applicable provisions of the Plan, and such other provisions not inconsistent with the qualification requirements for the Incentive Stock Option as the Committee may adopt, including the following provisions:

        (a) Price:  The option
price per share shall not be less than 100% of the Fair Market Value of a share of Common
Stock on the date of grant.

        (b) Period:  No Option
shall be exercisable after the expiration of ten years from date of grant.

        (c) Time of Exercise:  The
Committee may establish installment exercise terms for an Option such that the Option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the time of exercise of any Option.

        (d) Exercise:  An Option,
or portion thereof, shall be exercised by delivery of a written notice of exercise to the Corporation and payment of the full price of the shares being exercised. Payment pay be made: (i) in United States dollars in cash or by check, bank draft or money order payable to the order of the Corporation, or
(ii) at the discretion of the Committee, through the delivery of shares of Common
Stock with a value equal to the Option price, or (iii) by a combination of both (i) or (ii) above. The Committee shall determine acceptable methods for tendering Common Stock as payment upon exercise of an Option and may impose such limitations and prohibitions on the use of Common Stock to exercise an Option as it deems appropriate. A participant shall not have any of the rights or privileges of a holder of Common Stock until such time as shares of Common Stock are issued or transferred to the Participant pursuant to exercising said Option.

        (e) Termination of
Employment: In the event a Participant shall cease to be employed by the corporation or any Subsidiary Corporation while he is holding one or more Options, each Option shall expire at the earlier of the expiration of the Option's term or the following:

                     (i) one year after
termination due to disability within the
meaning of           Section 22(e) (3) of
                     the Code as determined
                     by the Committee;

            (ii) one year after the
Participant's death; and

            (iii) coincident with the date
of termination if    due to any other
reasons, except as and to the extent that     the
Committee may determine otherwise.

     In the event of termination due to
normal retirement, or earlier retirement with Committee consent under a formal plan or policy of the Corporation while any portion of an Option remains exercisable, such Option shall expire at the earlier of the expiration of the Option's term or three years after such termination; provided, however, that exercise of the Option after the periods set forth in the preceding sentence may disqualify such Option from treatment as an Incentive Stock Option.

     In the event of death following
termination of employment while any portion of the Option remains exercisable, the Committee in its discretion may provide for an extension of the exercise period for up to one year after the Participant's death but not beyond the expiration of the Options' terms.

        (f) Effect of Leaves of Absence: For the purposes of this Section, it shall not be considered a termination of employment when a Participant is placed by the Corporation or any Subsidiary Corporation on military or sick leave or such other type of leave of absence which is considered as continuing intact the employment relationship of the Participant. In case of such leave of absence the employment relationship shall be continued until the later of the date when such leave equals 90 days or the date when the Optionee's right to reemployment with the Corporation or such subsidiary Corporation shall no longer be guaranteed either by statute or contract.

        (g) $100,000 Per Year Limitation: The aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which Incentive Stock Options (whether granted hereunder or pursuant to any other plan of the Corporation or a Subsidiary Corporation) are first exercisable by a Participant during any calendar year shall not exceed $100,000 (or such limit as may be in effect from time to time under the Code).

        (h) Notice of Certain
         Dispositions: Any Participant who disposes of shares of Common Stock acquired on the exercise of an Incentive Stock Option by sale or exchange either (i) within two years after the date of the grant of the Option under which the stock was acquired or (ii) within one year after the acquisition of such shares, shall notify the Corporation of such disposition and of the amount realized upon such disposition promptly after the disposition.

        (i) Restrictions on Transferability:  Any option shall not be transferable by the individual to whom it is granted otherwise
												than by will or the laws of descent and distribution and
            is exercisable during this lifetime only by him.



     7. ADJUSTMENTS

     In the event of a stock dividend, stock
split or other subdivision, consolidation or change in the shares of Common Stock, the number of shares of Common Stock available for Options and subject to outstanding
Options shall be adjusted proportionately.
Likewise, the option price per share of
outstanding Options shall be appropriately adjusted.



     8. MERGER, CONSOLIDATION OR TENDER
                     OFFER

     (a)    If the corporation shall be a
party to any merger, consolidation or
reorganization, or shall sell substantially all its assets, each outstanding Option shall pertain and apply to the securities and/or property which a holder of the number of shares of Common Stock subject to the Option would be entitled to receive pursuant to such merger, consolidation or reorganization or sale of assets.

     (b)    In the event that:

        (i) any person other that the Corporation shall acquire more than 20% of the Common Stock through a tender offer, exchange offer or otherwise; or

       (ii) a change in the"control" of the Corporation occurs, as such term is defined in Rule 405 under the Securities Act of 1934; or

        (iii) there shall be a sale of all or substantially all of the assets of the Corporation; any then outstanding
              Option which has been held for six months or longer by a
              participant, who is deemed by the Committee to be a
              statutory officer or insider for purposes of Section 16 of the
              Securities Exchange Act of 1934 shall be entitled to receive, subject to any action by the Committee revoking such an
              entitlement as provided for below,in lieu of exercise of such
													 Option, a cash payment in an amount equal to the difference between the aggregate  exercise price of such Option and,

 (A) in the event of an offer or
        similar event, the final offer price
        per share paid for Common stock, or
        such lower price as the Committee
        may determine to conform an Option
        to preserve its Incentive Stock
        Option status, times the number of
        shares of Common Stock covered by
        the Option, or (B) in the case of
        any change of control or sale of
        assets covered by (iii) above, the
        aggregate fair market value of the
        shares covered by the Option, as
        determined by the Committee at such
        time.

     Any payment which the Corporation is
required to make pursuant to the above, shall be made within thirty business days following the event which results in the Participant's right to such payment. In the event of an offer in which fewer than all the shares which are validly tendered in compliance with such offer are purchased or exchanged, then only that portion of the shares covered by an Option as results from multiplying such shares by a fraction, the numerator of which is the number of shares of Common Stock acquired pursuant to the offer and the denominator of which is the number of shares of Common Stock tendered in compliance with such offer, shall be used to determine the payment thereupon. To the extent that all or any portion of an Option shall be affected by this provision all or such portion of the Option shall be terminated.

     Notwithstanding the above, the Committee may, by unanimous vote and resolution, unilaterally revoke the benefits of the above provision; provided, however, that such vote is taken no later than ten business days following public announcement of the intent of an offer or sale or the change of control, whichever occurs earlier.



     9. AMENDMENT AND TERMINATION OF PLAN

     (a)    The Board, without further
approval of the stockholders, may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time in such respects as the Board may deem appropriate and in the best interests of the Corporation; provided, however, no such amendment shall be made, without approval of the stockholders, which would:

       (i) materially modify the eligibility requirements for Participants;

        (ii) increase the total number of shares of Common Stock which may be issued pursuant to Options, except as is provided for in accordance with Section 7 of the Plan:

        (iii) decrease the minimum Option price per share;

        (iv)  extend the period for granting Options; or

        (v) materially increase benefits accruing to Participants.

     (b)    No amendment, suspension or
termination of this Plan shall, without the Participant's consent, alter or impair any of the rights or obligations under any Award theretofore granted to her or him under the Plan.

     (c)    The Board may amend the Plan,
subject to the limitations cited above, in such manner as it deems necessary to permit the granting of Options meeting the requirements of future amendments or issued regulations, if any, to the Code.



     10.    GOVERNMENT AND OTHER REGULATIONS

     The obligation of the corporation to
issue, or transfer and deliver shares for Options exercised under the Plan shall be subject to all applicable laws, regulations, rules and orders which shall then be in effect.



     11.    UNFUNDED PLAN

     The Plan, insofar as its provides for
payments shall be unfunded and the
Corporation shall not be required to
segregate any assets which may at any time be subject to Awards under the Plan. Any liability of the Corporation to any person with respect to any award under this Plan shall be based solely upon any contractual obligations which may be created by Agreements reflecting grants under this Plan.

     12.    MISCELLANEOUS PROVISIONS

     (a)    Right to Continued Employment:
No person shall have any claim or right to be granted an Award under the Plan, and the grant of an Award under the Plan shall not be construed as giving any Participant the right to be retained in the employ of the Corporation or any Subsidiary Corporation and the Corporation expressly reserves the right at any time to dismiss a Participant with or without cause, free from any liability, or any claim under the Plan, except as provided herein or in an Agreement.

     (b)    Non-Transferability:  Except by
will or the laws of descent and distribution, no right or interest of any Participant in the Plan shall be assignable or transferable and no right or interest of any Participant shall be liable for, or subject to, any lien, obligation or liability of such Participant.

     (c)    Withholding Taxes:  The
Corporation may require a payment to cover applicable withholding for income and employment taxes in the event of certain exercises of Options or dispositions of Common Stock acquired pursuant to an Option.
In the event such tax withholding shall be required, a Participant may, subject to satisfaction of the requirements of Rule 16b-
3 of the Securities Exchange Act of 1934, make a written election to have shares of Common Stock withheld by the Corporation from the shares otherwise to be received. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. The acceptance of any such election made by a Participant shall be at the sole discretion of the Committee.

     (d)    Plan Expenses:  Any expenses of
administering this Plan shall be borne by the Corporation.

     (e)    Legal Considerations:  No
person, including a Participant, or his or her Beneficiary, shall have any claim or right to receipt of an Award, if, in the opinion of counsel for the Corporation, such payment does not comply with legal requirements, or is opposed to governmental public policy.

     (f)    Other Plans:  Nothing contained
herein shall prevent the Corporation from establishing other incentive and benefit plans in which Participants in the Plan may also participate. However, any amounts paid to a Participant with respect to Awards under the Plan shall not affect the level of benefits provided to or received by any Participant (or his or her estate or Beneficiary) as part of any other employee benefit plan of the Corporation.

     (g)    No Warranty of Tax Effect:
Except as may be contained in any Agreement, no opinion shall be deemed to be expressed or warranties made as to the effect for federal, state or local tax purposes of any Awards.

     (h)    Construction of Plan:  The place
of administration of the Plan shall be in the Commonwealth of Massachusetts. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of New York.



     13.    STOCKHOLDER APPROVAL AND
            EFFECTIVE DATES

     Upon approval by the stockholders of the Corporation, this Plan shall become unconditionally effective as of March 7, 1994. No Option shall be granted after March
6, 2004; provided, however, that the Plan and all outstanding Awards granted under the Plan prior to such date shall remain in effect until the applicable Options have expired.
If the stockholders shall not approve the Plan, the thereto shall be null and void or shall, if necessary, be deemed to have been fully rescinded.